Exhibit 99.(e)(1)(i)

Appendix A

to the Distribution Agreement between Baillie Gifford Funds and Baillie Gifford Funds Services LLC

This Appendix A is amended and restated effective as of June 22, 2023

Investment Company	Series	Date Added
Baillie Gifford Funds	Baillie Gifford China A Shares Growth Fund	December 19, 2019
	Baillie Gifford China Equities Fund	June 22, 2021
	Baillie Gifford Developed EAFE All Cap Fund	February 27, 2015
	Baillie Gifford EAFE Plus All Cap Fund	February 27, 2015
	Baillie Gifford Emerging Markets Equities Fund	February 27, 2015
	Baillie Gifford Emerging Markets ex China Fund	December 21, 2021
	Baillie Gifford Global Alpha Equities Fund	February 27, 2015
	Baillie Gifford Health Innovation Equities Fund	December 21, 2021
	Baillie Gifford International Alpha Fund	February 27, 2015
	Baillie Gifford International Concentrated Growth Equities Fund	September 19, 2017
	Baillie Gifford International Growth Fund	February 27, 2015
	Baillie Gifford International Smaller Companies Fund	December 14, 2018
	Baillie Gifford Long Term Global Growth Fund	February 27, 2015
	Baillie Gifford U.S. Discovery Fund	April 30, 2021
	Baillie Gifford U.S. Equity Growth Fund	February 27, 2015

BAILLIE GIFFORD FUNDS, on behalf of each of its series as set forth above

By	/s/ Lindsay Cockburn
Name:	Lindsay Cockburn
Title:	Treasurer

BAILLIE GIFFORD FUNDS SERVICES LLC

By	/s/ Michael Stirling-Aird
Name:	Michael Stirling-Aird
Title:	Authorized Signatory

[Amended and Restated Appendix A to the Distribution Agreement between Baillie Gifford Funds and Baillie Gifford Funds Services LLC]